Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

NeuroOne Medical Technologies Corporation

Minnetonka, Minnesota

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 12, 2018, relating to the consolidated financial statements of NeuroOne Medical Technologies Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Minneapolis, Minnesota

December 20, 2018